AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

    THIS AMENDMENT dated as of the last date on the signature block, to the Custody Agreement, dated as of April 6, 2011, (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

    WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Kensington Managed Income Fund, Kensington Dynamic Growth Fund, and Kensington Active Advantage Fund and to add the corresponding fee schedule to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

1.Exhibit BB is hereby added to the Agreement and attached hereto effective on March 16, 2022.
2.The Kensington Active Advantage Fund is added to the agreement effective on March 16, 2022.
3.The Kensington Managed Income Fund and Kensington Dynamic Growth Fund are added to the agreement effective on May 20, 2022.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES		U.S. BANK, N.A.
By:	/s/ Brian Wiedmeyer	By:	/s/ Michael D. Barolsky
Name:	Brian Wiedmeyer	Name:	Michael D. Barolsky
Title:	President	Title:	Senior Vice President
Date:	3/15/2022	Date:	3/15/2022

Exhibit BB to the
Managed Portfolio Series Custody Agreement

Name of Series

Kensington Managed Income Fund
Kensington Dynamic Growth Fund
Kensington Active Advantage Fund

Custody Services Fee Schedule

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

I. Market Value Fee Per Fund
Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio:
[ ]% ([ ] basis point) on the first $[ ]
[ ]% ([ ] basis point) on the next $[ ]
[ ] ([ ] basis point) on the balance

    Minimum annual fee per fund: $[ ]
    Plus portfolio transaction fees
II. Portfolio Transaction Fees:
$[ ] per repurchase agreement transaction, reverse repurchase agreement, time deposit/CD or other non-depository transactions.
$[ ] book entry DTC transaction, Federal Reserve transaction, principal paydown
$[ ] per physical security transaction
$[ ] per option/future/swap contract written, exercised or expired
$[ ] per mutual fund trade
$[ ] per Fed wire or margin variation Fed wire
$[ ] per expense disbursement
$[ ] per segregated account per year

▪A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪No charge for the initial conversion free receipt.
▪Overdrafts – charged to the account at prime interest rate plus 2%, unless a line of credit is in place.

III. Miscellaneous Expenses
Including but not limited to expenses incurred in Treasury Management, negative interest charges, safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees and extra expenses based on complexity.

IV.    Additional Services
Additional fees apply for global servicing. Fund of Fund expenses quoted separately.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Kensington Asset Management
By:	/s/ William Bower
Name:	William Bower
Title:	Executive Director
Date:	3/14/2022

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